Exhibit 10.44
Description of Certain Compensatory Arrangements
between Motorola, Inc. and Gregory Q. Brown, President and Chief Executive Officer
     On January 31, 2008, the Compensation and Leadership Committee of the Board of Directors (the “Board”) of Motorola, Inc. (the “Company”), with the concurrence of the independent directors of the Board, approved compensatory arrangements covering Gregory Q. Brown in connection with his promotion effective January 1, 2008 to President and Chief Executive Officer of the Company, including the following arrangements relating to Mr. Brown’s target award under various annual and long-term incentive arrangements:
(a).	The establishment of Mr. Brown’s target award for calendar year 2008 under a 2008 cash-based, pay-for-performance annual incentive plan to be established by the Company with a target payout at 220% of his eligible earnings;

(b).	The establishment of Mr. Brown’s target award for an additional cash-based pay-for-performance annual incentive award to be established by the Company for calendar year 2008 with a target payout at 130% of his eligible earnings; and

(c).	The establishment of Mr. Brown’s target award at 350% of his eligible earnings for a long range incentive award to be established by the Company.